Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made as of this 6th day of August, 2009, and effective as of August 1, 2009 (the “Effective Date”), is between Orleans Homebuilders, Inc., a Delaware corporation with offices at 3333 Street Road, Bensalem, Pennsylvania 19020 (hereinafter the “Company”) and Thomas R. Vesey, an individual (hereinafter the “Employee”).

BACKGROUND

Employee has been employed by the Company on an “at-will” basis as Executive Vice President — Southern Region, and Employee and the Company desire that Employee continue working for the Company in this capacity or such other capacity as assigned in accordance with this Agreement.

Employee and the Company further desire to enter into this written Employment Agreement (“Agreement”) and to be bound by the terms and conditions herein.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  CAPACITY AND DUTIES

1.1                               At-Will Employment.  The Company has employed and shall continue to employ Employee pursuant to this Agreement on an “at-will” basis.  Employee’s employment hereunder with the Company is for an unspecified duration and may be terminated at any time by either Employee or the Company, for any or no reason, with or without prior notice, except as described in Section 3.

1.2                               Capacity and Duties.  Initially, Employee shall be employed by the Company as Executive Vice President — Southern Region, reporting to President and Chief Operating Officer or as otherwise determined by the Chairman, President, Chief Operating Officer, Vice Chairman or the Company’s Board of Directors (or committee thereof).  The Company may assign to Employee new or different capacities, duties, responsibilities and/or titles from time to time, as determined by the Company in its sole discretion.  Employee shall perform such duties and responsibilities normally associated with the position of Executive Vice President and/or as may be assigned to Employee from time to time pursuant to this Agreement.  Employee is required to work those hours necessary to perform properly such duties and responsibilities normally associated with the position of Executive Vice President (or such other title or office assigned to him in accordance with this Agreement) and as may be assigned to Employee from time to time pursuant to this Agreement.  Notwithstanding the foregoing in this Section 1.2, after a Closing Date of a Change of Control has occurred, Employee shall have such title, duties and responsibilities and be subject to the supervision and control of such persons as may be, after taking into account the fact that a Change of Control has occurred and other relevant facts and circumstances, determined by the Company in its sole discretion from time to time.

SECTION 2.  COMPENSATION AND FRINGE BENEFITS

2.1                               Compensation.

(a)                                  Base Salary.  As base compensation for Employee’s services hereunder, the Company shall pay to Employee an initial salary at an annual rate of $300,000 (the “Base Salary”).  Employee’s Base Salary will be payable in accordance with the Company’s regular payroll practices in effect from time to time during Employee’s employment; but not less than monthly.  Employee’s Base Salary shall be reviewed by the Company annually.  Employee’s Base Salary may be adjusted (i) upward at the Company’s discretion, or (ii) after September 30, 2010, downward without Employee’s consent; provided, further, however, that in the event of the occurrence of a Closing Date, such Base Salary shall not be decreased (from the level in effect on the Closing Date) by Company without the Employee’s prior consent for a period of one year following such Closing Date.

(b)                                 Bonus.

(i)                                     Annual Bonus Incentive.  Subject to Section 2.1(b)(ii), Section 2.1(b)(iii) and Section 2.1(b)(iv), Employee shall be eligible to participate in such annual bonus program for Employee’s position as may be implemented from time to time by the Company in its sole discretion.  Any annual incentive bonus amounts will be paid in accordance with regular payroll practices annually for such amounts, provided that Employee is employed by the Company on the applicable bonus payment date.  (For example, fiscal 2008 annual bonuses were paid in October 2008.)  Except as provided in Section 2.1(b)(iii), Employee is not eligible for any guaranteed bonus under this Agreement or otherwise and the terms of any bonus plan applicable to Employee may be modified or eliminated by the Company in its sole discretion.

(ii)                                  Fiscal Year 2009 Bonus.  The Compensation Committee may award you a discretionary bonus amount, if it so chooses, in its sole discretion, provided you are employed by the Company on the payment date.

(iii)                               Fiscal Year 2010 Bonus.  Subject to the following provisions of Section 2.1(b)(iii), provided that Employee is employed by the Company on the earlier of October 15, 2010 and the date on which Fiscal Year 2010 incentive bonuses are paid to all employees (i.e., the “normal bonus payment date”; anticipated to be in October 2010), Employee shall be paid a Fiscal Year 2010 Annual Bonus Incentive of at least $50,000.00, less applicable payroll withholding amounts, with such amount being paid in accordance with regular payroll practices for such amounts irrespective of whether Employee is employed by the Company when such bonuses are paid.  The Company shall pay to Employee Employee’s Fiscal Year 2010 Annual Bonus Incentive on the earlier of the normal bonus payment date or December 31, 2010 or within sixty (60) days after termination in accordance with Section 2.1(b)(iv).

(iv)                              Termination After Bonus is Earned, but Remains Unpaid.  Notwithstanding the foregoing, if Employee’s employment with the Company hereunder terminates for any reason or no reason, then any unpaid amount of any earned but unpaid Fiscal Year 2010 Annual Bonus Incentive shall be added to any severance amount payable to Employee pursuant to Section 2.3(b).  If no severance is payable pursuant to Section 2.3(b), any earned but unpaid Fiscal Year 2010 Annual Bonus Incentive shall be paid within sixty (60) days after termination.

2.2                               Fringe Benefits.

(a)                                  Employee (and his eligible dependents, where applicable) shall be eligible (i) to participate in the Company’s insurance and health benefit plans to the extent and upon the terms offered to full-time Company employees, including but not limited to, any supplemental executive retirement plans (SERP) that may be offered, subject to the plans’ respective eligibility requirements and other terms, conditions, restrictions and exclusions, and (ii) to participate in the Company’ equity incentive plans on terms substantially similar to the terms offered to other similarly situated Company officers, to the extent participation is offered to such other officers.  To the extent applicable, Employee shall be entitled to participate in any SERP as a Tier 1 employee.  Nothing herein shall preclude or otherwise restrict the Company’s right to modify or terminate any insurance or other benefit plan, policy or program as it deems appropriate in its sole discretion.

(b)                                 Vacation.  Employee shall be entitled to three (3) weeks of paid vacation during each full calendar year of his employment in accordance with the terms and provisions of the Company’s policies and practices in effect from time to time.

(c)                                  Expense Reimbursement.  The Company shall reimburse Employee for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with the Company’s regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Company may reasonably require.  The reimbursement of any such eligible expense shall be made on or before March 15th of the calendar year next following the calendar year in which the expense was incurred.

(d)                                 Additional Benefits.  Employee shall be eligible to participate in such other fringe benefits upon the terms offered to the Company’s other full time employees and subject to the terms, conditions, restrictions and exclusions of any such fringe benefit plans or programs.

2.3                               Payments After Termination of Employment.

(a)                                  Termination for Any Reason.  Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, whether or not due to Employee’s death or Disability and whether or not for Cause, Employee (or his estate) will receive unpaid Base Salary for any days actually worked by Employee prior to the termination of his employment, expense reimbursement for all reasonable expenses incurred by him in connection with the performance of his duties prior to the termination of his employment and payment for accrued but unused vacation pay to the extent Employee may be eligible for such payment under the Company’s policies.

(b)                                 Termination by the Company Without Cause, Termination by Employee for Good Reason or Voluntary Termination After a Closing Date.  Subject to Section 2.3(c), to the extent that:

(i) the Company terminates Employee’s employment without Cause;

(ii) Employee terminates Employee’s employment for Good Reason; or

(iii) there occurs a Closing Date and Employee terminates his employment with the Company for any reason during the 30-day period immediately preceding the one-year anniversary of the Closing Date,

the Company shall pay the Employee the sum of the following:  (i) $300,000 as severance, and (ii) in accordance with the provisions of Section 2.1(b)(iv), the balance of any earned by unpaid Annual Bonus Incentive for Fiscal Year 2010, within sixty (60) days after such termination.

(c)                                  Termination Agreement.  Employee shall receive the benefits set forth in Section 2.3(b) above if and only if (i) Employee duly executes and returns to the Company a termination agreement (“Termination Agreement”) substantially in the form attached hereto as “Exhibit A,” as said form may be modified by the Company in its reasonable discretion solely to address developments in the law including legal claims that came into existence after the date hereof within 21 days after such Termination Agreement is provided to Employee and Employee does not revoke it within any revocation period provided for in the Termination Agreement; and (ii) Employee complies in all material respects with his obligations under this Agreement and the Termination Agreement.  The Termination Agreement shall be provided by the Company to Employee within seven (7) days after a termination of Employment pursuant to which Employee may be entitled to receive the benefits set forth in Section 2.3(b).

SECTION 3.  TERMINATION OF EMPLOYMENT

3.1                               Termination by Company; Death of Employee.  Company may terminate Employee’s employment for any or no reason (i.e. without Cause) by providing Employee fourteen (14) days prior written notice, which notice the Company can waive, in whole or in part, in its sole discretion, by paying Employee for such time; provided, however, the Company may terminate Employee’s employment immediately in the event there is Cause, or in the event of the Employee’s Disability.  As used in this Agreement, “Disability” means Employee’s inability, for a total of thirteen (13) weeks or more in any rolling six (6) month period to perform the essential duties of Employee’s position, with any reasonable accommodation required by law, due to a mental or physical impairment which substantially limits one or more major life activities.  The determination as to whether Employee has a Disability shall be made by the Company or a physician selected by the Company, and Employee agrees to submit to reasonable medical examinations upon the request and at the expense of the Company.  Employee’s employment hereunder shall immediately terminate upon his death.  Any termination by the Company due to a Disability shall not constitute a termination without Cause.

3.2.                            Termination by Employee.  Employee may terminate Employee’s employment at any time and for other than Good Reason by providing the Company (a) with forty-five (45) days prior written notice, if the termination date is prior to December 31, 2010, which notice period the Company may waive, in whole or in part, in its sole discretion; and (b) thirty (30) days prior written notice if the termination date is after December 31, 2010.

3.3                               Termination for Cause.  The Company may terminate Employee’s employment at any time for “Cause,” which for purposes of this Agreement shall mean any of the following: (i) self dealing, willful misconduct, fraud, misappropriation, embezzlement, dishonesty, or misrepresentation (other than a good faith dispute over an expense account charge that is of an immaterial and insignificant amount), (ii) being charged by governmental authorities with or convicted of a felony, (iii) failure of Employee to perform his known duties and responsibilities to the Company which persists for more than fourteen (14) days after written notice or which recurs (i.e., the same or substantially similar matter which has been cured after written notice from the Company occurs again within the succeeding twelve (12) month period), (iv) gross negligence which persists for more than fourteen (14) days after written notice from the Company or which recurs; (v) any violation of the Company’s Code of Business Conduct & Ethics (as it may be amended, restated, or replaced from time to time) which causes, or is likely to cause, injury to the Company or which recurs, (vi) any violation by Employee of any policy, rule, or reasonable direction or regulation of the Company which persists for more than fourteen (14) days after written notice or which recurs, (vii) any violation by Employee of the provisions of the Non-Competition and Confidentiality Agreement described in Section 4.1 below, or (viii) any violation by Employee of any provision of this Agreement.

3.4                               Termination for Good Reason.  Employee may terminate Employee’s employment at any time for Good Reason, which for purposes of this Agreement shall mean: (i) material reduction of Employee’s Base Salary in violation of Section 2.1; (ii) the Company’s requiring the Employee to be based at any office or location other than in Charlotte, North Carolina or within 35 miles of the Charlotte metropolitan area, or Philadelphia, Pennsylvania or within 45 miles of the Philadelphia metropolitan area; or (iii) any material breach of this Agreement by the Company; provided, however, that Good Reason shall not exist under (i) through (iii) above unless and until Employee provides the Company with written notice of the condition that Employee believes to constitute Good Reason within thirty (30) days after the initial occurrence of such condition and the Company fails to cure the condition within thirty (30) days after receiving such written notice or such condition recurs.

3.5                               Change of Control and Closing Date.  A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following dates:

(a)                                  the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; or

(b)                                 the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company; or

(c)                                  the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation’s voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders’ ownership of Common Stock of the Company immediately before the merger or consolidation; or

(d)                                 the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (B) Jeffrey P. Orleans or family members of Jeffrey P. Orleans (all such persons being referred to as “Orleans Family Members”), (C) any entity a majority of the equity in which is owned by Orleans Family Members), or (D) any trust as to which a majority of the beneficiaries are Orleans Family Members), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Company’s common stock.

The “Closing Date” means the date, if any, on which a transaction that is treated as a Change of Control is consummated.

3.6                               Non-Competition and Confidentiality Agreement.  Termination of Employee’s employment either by Employee or the Company, whether with or without Cause, and whether or not due to Employee’s Disability, shall not release Employee from Employee’s obligations and restrictions under the Non-Competition and Confidentiality Agreement referred to in Section 4.1 except to the extent specifically provided in that agreement.

SECTION 4.  NON-COMPETITION AND CONFIDENTIALITY

4.1                               Non-Competition and Confidentiality Agreement.  The terms of this Agreement are contingent upon Employee’s execution of a Non-Competition and Confidentiality Agreement in the form attached hereto as “Exhibit B” to this Agreement.  Employee’s failure to execute the Non-Competition and Confidentiality Agreement on or before this Agreement’s Effective Date will invalidate this Agreement.

SECTION 5.  MISCELLANEOUS

5.1                               Severability; Survival.  Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law.  In the event that any provision contained in this Agreement shall be determined by any court of competent jurisdiction to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form.  Moreover, each provision of this Agreement is independent of and severable from each other.  In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining provisions of this Agreement shall remain in full, force and effect.  For purposes of this Section 5.1, a “provision” of this Agreement shall mean any section or subsection of this Agreement or any sentence or clause within any section or subsection of this Agreement.  The Non-Competition and Confidentiality Agreement, the provisions of Section 2.2(f) and Section 5 of this Agreement and any obligation of the Company to make payments or provide benefits that accrued on or prior to the date of termination (or in connection with such termination) shall survive the termination of Employee’s employment and the termination of this Agreement.

5.2                               Notices.  All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt request or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other.  Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt of confirmation therefor, in all other cases.

(a)                                  If to Company:

Orleans Homebuilders Inc.

3333 Street Road

Suite 101

Bensalem, PA 19020

Tel:  (215) 245-7500

Fax: (215) 633-2351

Attn:                    Benjamin D. Goldman, Vice Chairman

(b)                                 If to Employee:

At Employee’s current home address as reflected in the Company’s records.

5.3                               Entire Agreement and Modification.   This Agreement along with the Non-Competition and Confidentiality Agreement referred to in Section 4.1 constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto.  No amendment, modification, or waiver of this Agreement shall be effective unless in writing and executed by both parties.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other of further exercise of the same or any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

5.4                               Governing Law.  The parties agree that this Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

5.5                               Headings; Counterparts.  The headings of sections in this Agreement are for convenience only and shall not affect its interpretation.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

5.6                               Assignment and Succession.   The Company may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company or any affiliate of the Company.  Employee expressly consents to the assignment of the Agreement to any new owner of the Company’s business or purchaser of the Company.  Employee’s rights and obligations hereunder are personal and may not be assigned by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs, beneficiaries and/or legal representatives.

5.7                               Special Rules Regarding Section 409A of the Internal Revenue Code.  Notwithstanding anything herein to the contrary, in the event any payments or benefits required to be provided hereunder are deemed to constitute payments of “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Internal Revenue Code, then the time and manner in which such payment or benefit is provided shall be adjusted, to the extent reasonably possible, so that payment or distribution is made at a time and in a manner that is consistent with the requirements of such Section 409A (and applicable proposed or final Treasury regulations or other guidance issued or to be issued by the Internal Revenue Service).  This Section 5.7 may, for example, require that certain payments to Employee following his termination of employment be delayed until the date that is six (6) months after the date of his separation from service with the Company if, at the time of such termination of employment Employee was a “specified employee” (as that term is used for purposes of Section 409A(2)(B)(i).  All other payments and taxable benefits shall be made available or distributed to Employee at such time(s) as provided by the applicable provisions of this Agreement.  In the event any payments are delayed as required by this Section 5.7, those payments shall be made in a single lump sum with interest, at the lesser of 5% or prime rate as published from time to time in the Money Rates section of the Wall Street Journal. In addition, to the extent any payments made by reason of Employee’s termination of employment are considered payable under a nonqualified deferred compensation plan that is subject to Internal Revenue Code Section 409A, any reference to “termination of employment” shall be interpreted to mean a “separation from service” as defined in Treasury Regulations applicable under Internal Revenue Code Section 409A.  To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitutes “deferred compensation” under Internal Revenue Code Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Internal Revenue Code Section 409A.  The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 5.7.

5.8                               Payment Dates and Payments.  The Company shall be deemed to have complied with the payment dates referenced in this Agreement if the Company pays Employee on the payroll pay date that corresponds to the pay period during which the relevant payment date falls.  All payments hereunder shall be subject to applicable withholdings and taxes.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first above written.

ORLEANS HOMEBUILDERS, INC.		EMPLOYEE

By:	Garry P. Herdler	Thomas R. Vesey
	Garry P. Herdler	Thomas R. Vesey
Executive Vice President and
Chief Financial Officer